EXHIBIT 99.1

For Immediate Release

For More Information:
Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Reports Third Quarter 2010 Results

BEAUFORT, S.C., Nov. 12, 2010 – Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported a net loss of $496,489, or a loss of $0.25 per diluted share, for the quarter ended Sept. 30, 2010. This compares to a net loss of $425,251, or a loss of $0.22 per diluted share, in the third quarter of 2009.

Key highlights from the third quarter of 2010 include:

▪	Net interest income rose 7.7 percent from the same period a year ago.
▪	Noninterest income grew 89.2 percent from last year, due to a large increase in mortgage banking income spurred by low mortgage rates.
▪	Net interest margin expanded by 52 basis points from the third quarter of 2009.
▪	Net charge-offs of $1.6 million increased compared to the second quarter of 2010 and were slightly above the $1.5 million of net charge-offs in the third quarter of 2009.
▪	Other real estate owned of $14.4 million continued to decrease, down by 20.6 percent from $18.2 million at the end of 2009.
▪	Provision for loan losses of $1.36 million increased compared to the second quarter of 2010 and was slightly higher than the $1.27 million provision in the third quarter of 2009.
▪	Capital ratios remained strong with a total risk based capital ratio of 14.21 percent and a Tier 1 leverage ratio of 9.12 percent at Sept. 30, 2010.

“Our company continued to work hard to manage the challenges of a poor economy in the third quarter,” said Michael G. Sanchez, chief executive officer. “Despite the lack of loan demand, we grew our interest and noninterest income from a year ago and expanded our net interest margin, yet higher expenses associated with other real estate continued to suppress our net income and earnings. Nonperforming assets also rose in the third quarter, which, as we have stated in the past, may periodically happen due to the uneven nature of the current economy. Overall, we remain positive that we are taking the right steps to return our company to profitability.”

CBCO Reports Third Quarter 2010 Results, page 2

Net interest income in the third quarter of 2010 totaled $3.2 million, an increase of 7.7 percent from $2.9 million for the same period in 2009. Noninterest income for the third quarter was $3.2 million, an 89.2 percent increase from $1.7 million for the quarter ended Sept. 30, 2009. The increase in noninterest income is due primarily to an increase of $1.6 million in mortgage banking income, which totaled $3.0 million for the quarter ended Sept. 30, 2010, compared to $1.4 million for the same period of 2009.

Noninterest expense was $5.9 million for the third quarter of 2010, compared to $4.1 million for the third quarter of 2009. The comparative increase was due mainly to significantly higher other real estate expenses, which grew $715,000 from the same period last year, and a $627,000 rise in compensation expenses incurred by the company’s wholesale mortgage banking division on increased lending levels.

Net interest margin for the quarter ended Sept. 30, 2010, increased to 3.09 percent from 2.94 percent in the previous quarter and 2.57 percent for the quarter ended Sept. 30, 2009.

Total assets at Sept. 30, 2010, were $433.0 million, compared to $463.1 million at Dec. 31, 2009. Total shareholders’ equity was $35.7 million at Sept. 30, 2010, compared to $37.9 million at Dec. 31, 2009.

Total deposits were $356.7 million at the end of the third quarter, compared to $368.9 million at Dec. 31, 2009. Total portfolio loans at the end of the third quarter were $277.6 million, compared to $289.7 million at Dec. 31, 2009.

The company’s residential mortgage banking division originated approximately $252.6 million in loans available for sale in the secondary market during the third quarter of 2010. This compares to $208.1 million in loans originated for sale in the secondary market during the third quarter of 2009. Since the mortgage banking division began operations in September 2007, the division has originated over $2 billion in residential mortgage loans.

CBCO Reports Third Quarter 2010 Results, page 3

Net charge-offs in the third quarter of 2010 totaled $1.6 million, or 0.56 percent of total loans, compared to $863,000, or 0.30 percent, in the previous quarter, and $1.5 million or 0.50 percent in the third quarter of 2009. Nonaccrual loans as a percentage of total loans at the end of the third quarter of 2010 were 7.20 percent, compared to 5.83 percent at the end of the previous quarter and 7.99 percent at Sept. 30, 2009. Loans past due greater than 30 days and still accruing interest totaled $6.1 million at the end of the third quarter of 2010, compared to $4.9 million at the end of the previous quarter and $2.0 million at Dec. 31, 2009.

Other real estate owned at Sept. 30, 2010, totaled $14.4 million, compared to $16.6 million at June 30, 2010, and $18.2 million at Dec. 31, 2009.

The company’s provision for loan losses totaled $1.4 million for the third quarter of 2010, which was $192,000 less than net charge-offs, compared to $685,413 for the second quarter of 2010, which was $178,000 less than net charge-offs, and a provision of $2.1 million, or $53,000 in excess of net charge-offs, at Dec. 31, 2009. The company’s allowance for loan losses totaled $6.3 million, or 2.27 percent of loans outstanding, at Sept. 30, 2010, compared to $6.5 million, or 2.28 percent of loans outstanding, at the end of the previous quarter, and $6.4 million, or 2.20 percent of loans outstanding, at Dec. 31, 2009.

“We elevated our provision for loan losses in response to the ongoing uncertainty in future loan charge-off levels,” said Sanchez. “Volatility in the economy, especially as it impacts our borrowers’ ability to repay and the relative value of collateral securing some of our loans, will likely keep us in a conservative posture with regards to this provision.”

At Sept. 30, 2010, CBC National Bank had a total risk-based capital ratio of 13.58 percent and a Tier 1 risk-based capital ratio of 12.31 percent. The threshold for being classified as “well capitalized” by federal regulators is 10 percent and 6 percent, respectively, for total and Tier 1 risk-based capital.

CBCO Reports Third Quarter 2010 Results, page 4

The company had $113.2 million in funding available from multiple sources at the end of the third quarter of 2010, down slightly from the $118.1 million available at the end of the previous quarter and $114.3 million available at Dec. 31, 2009.

For the nine months ended Sept. 30, 2010, the company had a net loss of $1.5 million, or a loss of $0.76 per diluted share, compared to a net loss of $2.6 million, or a loss of $1.18 per diluted share, in the same period a year ago.

Net interest income for the first nine months of 2010 was $9.1 million, compared to $8.0 million in the first nine months of 2009. Noninterest income was $6.5 million for the first nine months of 2010, compared to $6.1 million in the same period of 2009. Income from Small Business Administration (SBA) loans totaled $183,000 in the first three quarters of 2010, compared to $135,000 in the same period in 2009. Noninterest expense was $14.6 million for the first nine months of 2010, compared to $12.2 million for the same period in 2009.

For the first nine months of 2010, the company recognized income tax expense of $48,000 with an effective tax rate of (3 percent) compared to an income tax benefit of $1.2 million with an effective tax rate of 31 percent for first nine months of 2009. This was due to the nonrecurring impact of the early redemption of several bank-owned life insurance policies in 2010, which generated taxable income but did not result in GAAP income. As such, the company recognized a substantial tax expense on the taxable gain without any corresponding book income.

About Coastal Banking Company Inc.
Coastal Banking Company Inc., based in Beaufort, S.C., is the $433.0 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a residential mortgage banking division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company's common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company's Web site, www.coastalbanking.com.

CBCO Reports Third Quarter 2010 Results, page 5

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal's assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market. Additional information and other factors that could affect future financial results are included in Coastal's filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CBCO Reports Third Quarter 2010 Results, page 6

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30	December 31
	2010	2009
Assets
Cash and due from banks	$3,049,574	$2,679,003
Interest-bearing deposits in banks	3,744,918	707,593
Federal funds sold	375,820	539,326
Securities available for sale, at fair value	42,930,617	60,515,592
Securities held to maturity, at cost	2,000,000	2,000,000
Restricted equity securities, at cost	4,652,250	4,996,250
Loans held for sale , at fair value	32,718,890	50,005,901

Loans, net of unearned income	277,610,538	289,658,956
Less allowance for loan losses	6,292,832	6,386,409
Loans, net	271,317,706	283,272,547

Premises and equipment, net	7,339,604	7,599,170
Cash surrender value of life insurance	1,862,137	7,394,114
Intangible assets	73,957	136,480
Other real estate owned	14,426,307	18,176,169
Loan sales receivable	39,416,200	14,849,299
Other assets	9,111,673	10,225,954
Total assets	$433,019,653	$463,097,398
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$20,506,493	$17,775,762
Interest-bearing	336,180,602	351,104,768
Total deposits	356,687,095	368,880,530

Other borrowings	31,000,000	45,237,158
Junior subordinated debentures	7,217,000	7,217,000
Other liabilities	2,379,216	3,860,284
Total liabilities	397,283,311	425,194,972

Shareholders’ Equity:
Preferred stock, par value $.01; 10,000,000 shares authorized;	9,564,853	9,515,758
9,950 shares issued and outstanding in
2010 and 2009
Common stock, par value $.01; 10,000,000 shares authorized;	25,887	25,687
2,588,707 shares issued and outstanding in 2010
2,568,707 shares issued and outstanding in 2009
Additional paid-in capital	41,216,355	41,121,636
Accumulated deficit	(15,879,084)	(13,930,443)
Accumulated other comprehensive income	808,331	1,169,788
Total shareholders’ equity	35,736,342	37,902,426
Total liabilities and shareholders’ equity	$433,019,653	$463,097,398

CBCO Reports Third Quarter 2010 Results, page 7

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statement of Operations

	For the three months		For the nine months
	ended September 30		ended September 30
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$4,423,017	$4,637,700	$13,175,370	$13,610,214
Interest on taxable securities	413,321	735,690	1,541,381	2,355,759
Interest on nontaxable securities	53,957	141,101	179,429	456,047
Interest on deposits in other banks	739	1,889	2,365	2,076
Interest on federal funds sold	1,577	1,725	8,280	2,246
Total interest income	4,892,611	5,518,105	14,906,825	16,426,342

Interest expense:
Interest on deposits	1,312,345	2,153,622	4,543,630	7,061,606
Interest on junior subordinated debentures	101,048	103,408	297,047	316,967
Interest on other borrowings	322,545	330,056	959,045	1,021,328
Total interest expense	1,735,938	2,587,086	5,799,722	8,399,901

Net interest income	3,156,673	2,931,019	9,107,103	8,026,441
Provision for loan losses	1,360,517	1,266,000	2,445,930	5,646,000
Net interest income after provision for loan losses	1,796,156	1,665,019	6,661,173	2,380,441

Non-interest income:
Service charges on deposit accounts	114,245	135,314	352,040	424,055
Other service charges, commissions and fees	69,379	72,600	197,961	226,727
SBA loan income	40,762	51,018	182,961	134,763
Mortgage banking income	2,978,591	1,356,074	4,719,527	5,480,706
Gain on sale of securities available for sale	––	1065	939,385	1065
Gain on tender of securities held to maturity	––	––	––	98,996
Loss on Silverton Financial Services stock	––	––	––	(507,366)
Income from investment in life insurance contracts	16184	66,928	49,318	215,999
Other income	305	18,910	22,728	34,685
Total other income	3,219,466	1,701,909	6,463,920	6,109,630

Non-interest expenses:
Salaries and employee benefits	2,611,922	1,984,986	5,978,277	6,285,584
Occupancy and equipment expense	392,840	316,233	1,053,592	897,516
Advertising fees	15,246	39,048	96,731	92,876
Amortization of intangible assets	20,841	34,440	62,523	103,320
Audit fees	96,434	127,644	292,443	287,815
Data processing fees	269,650	225,457	734,183	690,562
Director fees	36,200	38,550	128,350	123,850
FDIC insurance premiums	204,028	249,822	621,445	835,904
Legal and other professional fees	194,528	205,725	484,556	560,050
OCC examination fees	43,846	31,400	135,679	93,092
Other real estate expenses	1,112,010	397,247	3,230,922	603,806
Other operating expense	852,783	438,327	1,785,030	1,670,459
Total other expenses	5,850,328	4,088,879	14,603,731	12,244,834

Loss before income taxes (benefit)	(834,706)	(721,951)	(1,478,638)	(3,754,763)
Income tax expense (benefit)	(338,217)	(296,700)	47,786	(1,150,100)
Net loss	$(496,489)	$(425,251)	$(1,526,424)	$(2,604,663)

Preferred stock dividends	140,979	140,033	422,217	419,420
Net loss available to common shareholders	$(637,468)	$(565,284)	$(1,948,641)	$(3,024,083)
Basic and diluted loss per common share	$(0.25)	$(0.22)	$(0.76)	$(1.18)